Exhibit 99.1

December 31, 2012

EAGLE ROCK ENERGY PARTNERS ANNOUNCES INCREASED COMMITMENTS UNDER SENIOR SECURED CREDIT FACILITY

HOUSTON — Eagle Rock Energy Partners, L.P. (NASDAQ:EROC) (the “Partnership”) announced today that the Partnership has received increased commitments from its lending group under its existing senior secured credit facility.  Total commitments increased from $675 million to $820 million, supported by the Partnership’s existing lenders and by the addition of Whitney Bank to the lending group. Concurrent with the increase in commitments, the Partnership and lending group amended the facility to: (i) allow for a temporary step-up in the Total Leverage Ratio from 4.50x to 4.75x through the third quarter of 2013; (ii) institute a new Senior Secured Leverage Ratio of 2.85x through the third quarter of 2013; and (iii) increase the amount of permitted “other Investments” as defined in the Partnership’s existing credit agreement.

“We appreciate the support shown by our lender group, which includes institutions continuing long-term relationships with Eagle Rock as well as a new strategic partner,” said Jeffrey P. Wood, Eagle Rock’s Chief Financial Officer.  “The increased facility size reflects the Partnership’s recent growth and will provide additional flexibility as Eagle Rock continues to execute on its organic growth projects.”

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (NGLs); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations